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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________
FORM S-8
Registration Statement
Under
The Securities Act of 1933, as amended.

LUNA GOLD CORP.
 formerly, wwbroadcast.net inc.
 (Exact name of registrant as specified in charter.)

Wyoming (State of other jurisdiction or organization)	98-0226032 (I.R.S. Employer of incorporation Identification Number)

777 Dunsmuir Street
Suite 1600
Vancouver, British Columbia
Canada V7Y 1K4
(604) 689-7317
(Address and telephone of executive offices, including zip code.)

THE LUNA GOLD CORP.
STOCK OPTION PLAN

David De Witt, President
LUNA GOLD CORP.
777 Dunsmuir Street
Suite 1600
Vancouver, British Columbia
Canada V7Y 1K4
(604) 689-7317
(Name, address and telephone of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Conrad C. Lysiak, Esq.
601 West First Avenue
Suite 503
Spokane, Washington 99201
(509) 624-1475

In addition, pursuant to rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Aggregate Proposed Maximum Offering Price per Unit/Share	Proposed Maximum Aggregate Offering Price [1]	Amount of Registration Fee [1]
Common Shares, no par value, issuable upon exercise of stock options by Grantees	20,000,000	0.27	5,400,000	496.80
Totals	20,000,000	0.27	5,400,000	496.80

[1]     Based upon the mean between the closing bid and ask prices for common shares on September 15, 2003, in accordance with Rule 457(c).

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.

ITEM 3.     INCORPORATION OF DOCUMENTS BY REFERENCE.

(a) Our latest Form 10-KSB filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the "Exchange Act").

(b) All other reports filed pursuant to Section 13(a) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

ITEM 4. DESCRIPTION OF SECURITIES.

Common Stock.

Our authorized common stock consists of 100,000,000 shares of no par value common stock. As of September 15, 2003, 12,441,948 shares were issued and outstanding. 9,970,135 shares are restricted securities as that term is defined in Reg. 144 of the Securities Act of 1933, as amended (the "Act"), 213,839 shares are escrowed and 2,257,974 shares are freely tradeable without restriction or further registration under Act except for shares owned by our existing "affiliates," which may be subject to the limitations of Reg. 144 promulgated under the Act.

In general, under Reg. 144, a person (or persons whose shares are aggregated) who has satisfied a one (1) year holding period may sell in ordinary market transactions through a broker or with a market maker, within any three (3) month period a number of shares which does not exceed the greater of one percent (1%) of the number of outstanding shares of common stock or the average of the weekly trading volume of the common stock during the four calendar weeks prior to such sale. Sales under Reg. 144 require the filing of Form 144 with the Securities and Exchange Commission. If the shares of common stock have been held for more than two (2) years by a person who is not an affiliate, there is no limitation on the manner of sale or the volume of shares that may be sold and no Form 144 is required. Sales under Reg. 144 may have a depressive effect on the market price of our common stock.

All of our shares have equal voting rights and are not assessable. Voting rights are not cumulative and, therefore, the holders of more than 50% of our common stock could, if they chose to do so, elect all of our directors.

Upon liquidation, dissolution or winding up, our assets, after the payment of liabilities, will be distributed pro rata to the holders of our common stock. The holders of our common stock do not have preemptive rights to subscribe for any of our securities and have no right to require us to redeem or purchase their shares. The shares of common stock presently outstanding are fully paid and non-assessable.

Dividends

Holders of our common stock are entitled to share equally in dividends when, as and if declared by our board of directors, out of funds legally available therefore. No dividend has been paid on our common stock since inception, and none is contemplated in the foreseeable future.

Transfer Agent

Computershare Trust, 510 Burrard Street, Vancouver, British Columbia, Canada V6C 3B9 is our transfer agent. Its telephone number is (604) 661-0215.

ITEM 5.     INTEREST OF NAMED EXPERTS AND COUNSEL.

None.

ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under our Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Wyoming.

ITEM 7.     EXEMPTION FROM REGISTRATION.

None; not applicable.

ITEM 8.     EXHIBITS.

The following exhibits are filed as part of this registration statement, pursuant to Item 601 of Regulation S-B. All Exhibits have been previously filed unless otherwise noted.

The following exhibits are incorporated herein by reference from our Form S-4 Registration Statement filed with the Securities and Exchange Commission, SEC file #333-41516 on July 14, 2000. Such exhibits are incorporated herein by reference pursuant to Rule 12b-32:

Exhibits	Document Description
3.1	Articles of Continuance
3.2	Certificate of Amendment
3.3	Certificate of Amendment
3.4	Bylaws
10.1	Letter Agreement between the Company, High Tech Venture Capital Inc., Sedun De Witt Capital Corp. and Kirk Exner, dated July 9,1999
10.2	Asset Purchase Agreement between the Company, High Tech Venture Capital Inc. and Kirk Exner, dated as of August 27, 1999
10.3	Stock Option Plan of the Company, dated July 12, 1999
10.4	Consulting Agreement between the Company and Investor Direct Consulting Group Ltd, made effective February 21, 2000
10.5	Letter Agreement between the Company and Kim Cathers, dated February 4, 2000
10.6	Communication/Design Agreement between the Company and Chatham Creative Inc., dated February 24, 2000
10.7	Services Development Agreement between High Tech Venture Capital Inc. and Suncommerce Corporation dated July 9, 1999
10.8	Mutual Non-Disclosure and Co-operative Marketing Partnership Agreement between the Company and Entera Inc.
10.9	Letter Agreement between the Company and istreamtv.com dated July 26, 2000
10.1	Letter Agreement between the Company and ProWebCast, Inc. dated August 17, 2000
10.11	Request for Repurchase
10.12	Escrow Agreement between the Company, Montreal Trust Company (Escrow Agent) and High Tech Venture Capital Inc., dated November 15, 1999

The following exhibits are incorporated herein by reference from our Form 8-K Current Report filed with the Securities and Exchange Commission, on March 31, 2003. Such exhibits are incorporated herein by reference pursuant to Rule 12b-32:

Exhibits	Document Description
10.13	Option to Acquire Blue Mountain Project

The following exhibits are incorporated herein by reference from our Form 8-K Current Report filed with the Securities and Exchange Commission, on September 5, 2003. Such exhibits are incorporated herein by reference pursuant to Rule 12b-32:

Exhibits	Document Description
3.1	Amended Articles of Incorporation

The following documents are incorporated herein:

Exhibit No.	Description
5.1 10.1 23.1 23.2

Opinion of Conrad C. Lysiak, regarding the legality of the securities registered under this Registration Statement.
The Luna Gold Corp. Stock Option Plan.
Consent of KPMG, LLP, Chartered Accountants
Consent of Conrad C. Lysiak, Attorney at Law

ITEM 9.     UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1. to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

2. that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and,

3. to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement thereto to be signed on its behalf by the undersigned, thereunto duly authorized on the 17th day of September, 2003.

LUNA GOLD CORP.

BY:	/s/ David De Witt David E. De Witt, President and Principal Executive Officer

BY:	/s/ Marcel de Groot Marcel de Groot, Secretary/Treasurer and Principal Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement thereto has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David De Witt David De Witt	President, Principal Executive Officer, and Director	September 17, 2003

______________________ Carl W. Hering	Director	______________

/s/ Marcel de Groot Marcel de Groot	Secretary/Treasurer, Principal Financial Officer and Director	September 17, 2003

/s/ Gregg Sedun Gregg J. Sedun	Director	September 17, 2003